Exhibit 99.1

FOR ADDITIONAL INFORMATION, PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE FOURTH QUARTER AND YEAR 2014

Earnings Summary
(in thousands except per share data)	4Q 2014	3Q 2014	4Q 2013	Year 2014	Year 2013
Net income	$9,992	$10,924	$8,757	$43,251	$45,172
Earnings per share	$0.58	$0.63	$0.51	$2.50	$2.63
Earnings per share - diluted	$0.57	$0.63	$0.50	$2.49	$2.62

Return on average assets	1.07%	1.18%	0.95%	1.18%	1.24%
Return on average equity	8.87%	9.89%	8.33%	9.94%	11.05%
Efficiency ratio	60.76%	56.82%	69.62%	59.12%	59.33%
Tangible common equity	10.44%	10.33%	9.85%

Dividends declared per share	$0.300	$0.300	$0.291	$1.181	$1.154
Book value per share	$25.64	$25.14	$23.70

Weighted average shares	17,351	17,326	17,260	17,326	17,158
Weighted average shares - diluted	17,422	17,402	17,360	17,397	17,240

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the fourth quarter 2014 of $10.0 million, or $0.58 per basic share, compared to $8.8 million, or $0.51 per basic share, earned during the fourth quarter 2013 and $10.9 million, or $0.63 per basic share, earned during the third quarter 2014.  Net income for the quarter was adversely impacted by a $2.2 million increase in our noninterest expense.  The increase in net income from prior year fourth quarter was a result of decreased noninterest expense partially offset by an increase in our provision for loan losses.  Earnings for the year ended December 31, 2014 were $43.3 million, or $2.50 per basic share, compared to $45.2 million, or $2.63 per basic share earned during the year 2013.  The variance from prior year is due primarily to decreased net interest income and noninterest income.

4th Quarter 2014 Highlights

❖
CTBI’s basic earnings per share for the quarter increased $0.07 from prior year fourth quarter but decreased $0.05 from third quarter 2014.  Basic earnings per share for the year 2014 decreased $0.13 from prior year.

❖
Net interest income for the quarter decreased 1.5% from prior year fourth quarter but increased 1.5% from prior quarter as our net interest margin decreased 15 basis points but increased 2 basis points, during the respective time periods. Average earning assets increased 2.4% from fourth quarter 2013 and 1.0% from prior quarter while our yield on average earning assets decreased 18 basis points but increased 1 basis point, respectively.  The cost of interest bearing funds decreased 4 basis points and 1 basis point, respectively, during these time periods.  Net interest income for the year ended December 31, 2014 decreased 1.9% from prior year.

❖
Nonperforming loans at $39.0 million decreased $4.6 million from December 31, 2013 and $9.6 million from September 30, 2014.  Nonperforming assets at $75.8 million decreased $6.9 million from December 31, 2013 and $5.5 million from September 30, 2014.

❖
Net loan charge-offs for the quarter ended December 31, 2014 were $3.0 million, or 0.44% of average loans annualized, compared to $1.2 million, or 0.19%, experienced for the fourth quarter 2013 and $2.8 million, or 0.42%, for the third quarter 2014.  Net charge-offs for the year 2014 increased to 0.31% of average loans from 0.30% for the year 2013.

❖
Our loan loss provision for the quarter increased $2.2 million from prior year fourth quarter and $0.1 million from prior quarter.  Provision for the year 2014 increased $0.2 million.  The increase in our provision was due to an increase in net charge-offs and loan portfolio growth.

❖
Noninterest income for the quarter ended December 31, 2014 remained flat to the same period in 2013 but increased 0.3% from prior quarter.  Increased gains on sales of loans for the quarter was offset by decreases in deposit service charges and loan related fees.  Noninterest income for the year 2014 decreased 8.6% from prior year.  The decrease from prior year was primarily attributable to a decrease in gains on sales of loans, a decline in deposit service charges, a decline in loan related fees resulting from the fluctuation in the fair value of our mortgage servicing rights, and a decline in other noninterest income due to the prior year death benefits received in bank owned life insurance.

❖
Noninterest expense for the quarter ended December 31, 2014 decreased 13.5% from prior year fourth quarter but increased 8.3% from prior quarter.  The quarterly increase was primarily the result of increased personnel expense, net other real estate owned expense, and repossession expense, along with an accrual for anticipated customer refunds.  Noninterest expense for the year 2014 decreased 3.9% from prior year.  The decrease from prior year is a result of the accrual booked in the fourth quarter 2013 related to the Federal Reserve determination which was disclosed in our annual report on Form 10-K for the year ended December 31, 2013.

❖	Our loan portfolio increased $118.5 million from December 31, 2013 and $49.9 million during the quarter.

❖	Our investment portfolio increased $30.8 million from December 31, 2013 and $6.6 million during the quarter.

❖
Deposits, including repurchase agreements, increased $46.3 million from December 31, 2013 but decreased $12.8 million during the quarter.  Additional funding for loan growth was provided through an increase in FHLB borrowings of $60 million during the quarter.

❖	Our tangible common equity/tangible assets ratio increased to 10.44% at December 31, 2014.

Net Interest Income

Net interest income for the quarter decreased $0.5 million, or 1.5%, from prior year fourth quarter but increased $0.5 million, or 1.5%, from prior quarter as our net interest margin decreased 15 basis points but increased 2 basis points, respectively. Average earning assets increased 2.4% from fourth quarter 2013 and 1.0% from prior quarter while our yield on average earning assets decreased 18 basis points but increased 1 basis point, respectively.  The cost of interest bearing funds decreased 4 basis points and 1 basis point, respectively, during these time periods.  Our average loans to deposits, including repurchase agreements, for the quarter ended December 31, 2014 were 86.1% compared to 83.6% for the quarter ended December 31, 2013 and 84.9% for the quarter ended September 30, 2014.  Net interest income for the year ended December 31, 2014 decreased $2.6 million, or 1.9%, from prior year.

Noninterest Income

Noninterest income for the quarter ended December 31, 2014 remained flat to the same period in 2013 but increased 0.3% from prior quarter.  Increased gains on sales of loans of $0.4 million for the quarter was offset by a $0.2 million decrease in deposit service charges and a $0.2 million decrease in loan related fees.  For the quarter, brokerage fees increased $0.2 million, while trust revenue declined $0.1 million.  Noninterest income for the year 2014 decreased $4.2 million, or 8.6%, from prior year.  The decrease from prior year was primarily attributable to a $1.6 million decrease in gains on sales of loans, a $0.8 million decline in deposit service charges, a $1.2 million decline in loan related fees resulting from the fluctuation in the fair value of our mortgage servicing rights, and a decline in other noninterest income due to the prior year death benefits received in bank owned life insurance of $0.9 million.  The decrease in gains on sales of loans from prior year was reflective of the decline in secondary market residential real estate mortgage activity, and the decrease in deposit service charges from prior year was a result of the change in our processing of overdrafts.  Trust revenue for the year increased $0.8 million.

Noninterest Expense

Noninterest expense for the quarter ended December 31, 2014 decreased 13.5% from prior year fourth quarter but increased 8.3% from prior quarter.  The quarterly increase was primarily the result of a $0.9 million increase in personnel expense, with increases in group medical insurance, bonuses, and other employee benefits, and increased other noninterest expense including a $0.5 million increase in net other real estate owned and repossession expenses and a $0.5 million accrual for anticipated customer refunds.  Noninterest expense for the year 2014 decreased 3.9% from prior year.  The decrease from prior year is a result of the $6.2 million accrual booked in the fourth quarter 2013 related to the Federal Reserve determination which was disclosed in our annual report on Form 10-K for the year ended December 31, 2013.  Adjustments totaling $0.8 million to reduce the accrual were booked during 2014 following the resolution of this matter.

Balance Sheet Review

CTBI’s total assets at $3.7 billion increased $142.0 million, or 4.0%, from December 31, 2013 and $53.7 million, or an annualized 5.8%, during the quarter.  Loans outstanding at December 31, 2014 were $2.7 billion, increasing $118.5 million, or 4.5%, from December 31, 2013 and $49.9 million, or an annualized 7.4%, during the quarter.  We experienced growth during the quarter in all loan portfolios.  The commercial loan portfolio increased $24.2 million, the indirect loan portfolio increased $15.5 million, the residential loan portfolio increased $9.5 million, and the consumer direct loan portfolio increased $0.8 million.  CTBI’s investment portfolio increased $30.8 million, or 5.0%, from December 31, 2013 and $6.6 million, or an annualized 4.1%, during the quarter.  Deposits, including repurchase agreements, at $3.1 billion increased $46.3 million, or 1.5%, from December 31, 2013 but declined $12.8 million, or an annualized 1.6%, from prior quarter.  Additional funding for loan growth was provided through an increase in FHLB borrowings of $60 million during the quarter.

Shareholders’ equity at December 31, 2014 was $447.9 million compared to $412.5 million at December 31, 2013 and $438.2 million at September 30, 2014.  CTBI’s annualized dividend yield to shareholders as of December 31, 2014 was 3.28%.

Asset Quality

CTBI’s total nonperforming loans were $39.0 million at December 31, 2014, a 10.6% decrease from the $43.6 million at December 31, 2013 and a 19.8% decrease from the $48.6 million at September 30, 2014.  Nonaccrual loans decreased $8.0 million for the quarter and loans 90+ days past due decreased $1.6 million.  Loans 30-89 days past due at $15.2 million was a decrease of $5.7 million from September 30, 2014.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at December 31, 2014 totaled $59.1 million, a $6.2 million decline from the $65.3 million at December 31, 2013 and a $7.8 million decline from the $66.9 million at September 30, 2014.

Our level of foreclosed properties at $36.8 million at December 31, 2014 was a decrease from $39.2 million at December 31, 2013 but increased from the $32.7 million at September 30, 2014.  Sales of foreclosed properties for the quarter ended December 31, 2014 totaled $2.6 million while new foreclosed properties totaled $6.9 million.  Included in new foreclosed properties was $4.6 million in income producing commercial real estate which was put on nonaccrual in the first quarter 2014.  At December 31, 2014, the book value of properties under contracts to sell was $2.0 million; however, the closings had not occurred at quarter-end.

Net loan charge-offs for the quarter ended December 31, 2014 were $3.0 million, or 0.44% of average loans annualized, compared to $1.2 million, or 0.19%, experienced for the fourth quarter 2013 and $2.8 million, or 0.42%, for the third quarter 2014.  Of the net charge-offs for the quarter, $1.5 million were in commercial loans, $0.6 million were in indirect auto loans, and $0.6 million were in residential real estate mortgage loans.  Net charge-offs for the year 2014 increased to $8.3 million, or 0.31% of average loans, from $7.8 million, or 0.30%, for the year 2013.  Allocations to loan loss reserves were $3.4 million for the quarter ended December 31, 2014 compared to $1.2 million for the quarter ended December 31, 2013 and $3.3 million for the quarter ended September 30, 2014.  Loan loss provision for the year 2014 increased $0.2 million.  The increase in our provision was due to increases in net charge-offs and to fund new loan growth.  Our reserve coverage (allowance for loan and lease loss reserve to nonperforming loans) at December 31, 2014 was 88.4% compared to 78.1% at December 31, 2013 and 70.2% at September 30, 2014.  Our loan loss reserve as a percentage of total loans outstanding decreased to 1.26% from the 1.30% at December 31, 2013 and 1.27% at September 30, 2014.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.7 billion, is headquartered in Pikeville, Kentucky and has 71 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2014
(in thousands except per share data and # of employees)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Interest income	$36,406	$35,957	$37,113	$143,867	$148,127
Interest expense	2,907	2,969	3,115	11,797	13,440
Net interest income	33,499	32,988	33,998	132,070	134,687
Loan loss provision	3,375	3,300	1,219	8,755	8,568

Gains on sales of loans	687	303	293	1,468	3,098
Deposit service charges	6,153	6,321	6,352	23,892	24,650
Trust revenue	2,308	2,395	2,171	9,011	8,199
Loan related fees	958	1,128	1,165	3,531	4,697
Securities gains (losses)	(66)	(34)	(14)	(211)	(45)
Other noninterest income	1,998	1,893	2,072	7,390	8,705
Total noninterest income	12,038	12,006	12,039	45,081	49,304

Personnel expense	14,337	13,465	13,399	54,493	52,843
Occupancy and equipment	2,654	2,838	2,939	11,431	11,669
Data processing expense	2,002	2,017	1,870	7,877	7,308
FDIC insurance premiums	618	575	579	2,400	2,442
Other noninterest expense	8,408	6,968	13,587	29,798	35,989
Total noninterest expense	28,019	25,863	32,374	105,999	110,251

Net income before taxes	14,143	15,831	12,444	62,397	65,172
Income taxes	4,151	4,907	3,687	19,146	20,000
Net income	$9,992	$10,924	$8,757	$43,251	$45,172

Memo: TEQ interest income	$36,917	$36,444	$37,567	$145,800	$149,923

Average shares outstanding	17,351	17,326	17,260	17,326	17,158
Diluted average shares outstanding	17,422	17,402	17,360	17,397	17,240
Basic earnings per share	$0.58	$0.63	$0.51	$2.50	$2.63
Diluted earnings per share	$0.57	$0.63	$0.50	$2.49	$2.62
Dividends per share	$0.300	$0.300	$0.291	$1.181	$1.154

Average balances:
Loans	$2,711,183	$2,656,523	$2,602,680	$2,642,231	$2,579,805
Earning assets	3,459,675	3,426,195	3,377,207	3,422,450	3,384,211
Total assets	3,720,851	3,677,142	3,642,620	3,679,531	3,651,541
Deposits, including repurchase agreements	3,150,160	3,127,372	3,114,880	3,130,338	3,127,709
Interest bearing liabilities	2,543,308	2,544,960	2,547,073	2,547,267	2,580,501
Shareholders' equity	447,080	438,399	417,245	435,290	408,782

Performance ratios:
Return on average assets	1.07%	1.18%	0.95%	1.18%	1.24%
Return on average equity	8.87%	9.89%	8.33%	9.94%	11.05%
Yield on average earning assets (tax equivalent)	4.23%	4.22%	4.41%	4.26%	4.43%
Cost of interest bearing funds (tax equivalent)	0.45%	0.46%	0.49%	0.46%	0.52%
Net interest margin (tax equivalent)	3.90%	3.88%	4.05%	3.92%	4.03%
Efficiency ratio (tax equivalent)	60.76%	56.82%	69.62%	59.12%	59.33%

Loan charge-offs	$3,792	$3,470	$2,227	$11,436	$11,049
Recoveries	(774)	(643)	(1,003)	(3,120)	(3,244)
Net charge-offs	$3,018	$2,827	$1,224	$8,316	$7,805

Market Price:
High	$37.54	$36.35	$42.07	$41.13	$42.07
Low	$33.19	$33.47	$34.63	$32.33	$29.23
Close	$36.61	$33.63	$41.05	$36.61	$41.05

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2014
(in thousands except per share data and # of employees)

	As of	As of	As of
	December 31, 2014	September 30, 2014	December 31, 2013
Assets:
Loans	$2,733,824	$2,683,905	$2,615,354
Loan loss reserve	(34,447)	(34,090)	(34,008)
Net loans	2,699,377	2,649,815	2,581,346
Loans held for sale	2,264	367	828
Securities AFS	640,186	633,572	609,405
Securities HTM	1,662	1,662	1,662
Other equity investments	22,796	22,814	30,559
Other earning assets	59,259	66,971	53,225
Cash and due from banks	56,299	62,510	64,828
Premises and equipment	49,980	50,604	52,000
Goodwill and core deposit intangible	65,967	66,020	66,180
Other assets	125,975	115,751	121,683
Total Assets	$3,723,765	$3,670,086	$3,581,716

Liabilities and Equity:
NOW accounts	$31,998	$33,208	$31,017
Savings deposits	925,715	930,225	874,907
CD's >=$100,000	575,394	592,684	613,735
Other time deposits	663,524	685,964	714,094
Total interest bearing deposits	2,196,631	2,242,081	2,233,753
Noninterest bearing deposits	677,626	660,100	621,321
Total deposits	2,874,257	2,902,181	2,855,074
Repurchase agreements	235,186	220,095	208,067
Other interest bearing liabilities	133,552	73,654	75,092
Noninterest bearing liabilities	32,893	35,918	30,991
Total liabilities	3,275,888	3,231,848	3,169,224
Shareholders' equity	447,877	438,238	412,492
Total Liabilities and Equity	$3,723,765	$3,670,086	$3,581,716

Ending shares outstanding	17,466	17,431	17,403
Memo: Market value of HTM securities	$1,644	$1,631	$1,601

30 - 89 days past due loans	$15,150	$20,877	$15,980
90 days past due loans	17,985	19,607	23,599
Nonaccrual loans	20,971	28,951	19,958
Restructured loans (excluding 90 days past due and nonaccrual)	47,860	44,794	44,327
Foreclosed properties	36,776	32,747	39,188
Other repossessed assets	90	5	-

Tier 1 leverage ratio	12.04%	11.97%	11.51%
Tier 1 risk based ratio	16.51%	16.57%	16.15%
Total risk based ratio	17.76%	17.82%	17.40%
Tangible equity to tangible assets ratio	10.44%	10.33%	9.85%
FTE employees	1,012	1,013	1,022

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2014
(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three and twelve months ending December 31, 2014 and 2013 as follows:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Net income	$9,992	$8,757	$43,251	$45,172

Basic earnings per share	$0.58	$0.51	$2.50	$2.63

Diluted earnings per share	$0.57	$0.50	$2.49	$2.62

Average shares outstanding	17,351	17,260	17,326	17,158

Total assets (end of period)	$3,723,765	$3,581,716

Return on average equity	8.87%	8.33%	9.94%	11.05%

Return on average assets	1.07%	0.95%	1.18%	1.24%

Provision for loan losses	$3,375	$1,219	$8,755	$8,568

Gains on sales of loans	$687	$293	$1,468	$3,098